Exhibit 99.1

Synalloy Urges Shareholders to Discard any Proxy Materials from Privet Fund/UPG Enterprises
Synalloy Shareholders Reminded to Look for the Company’s BLUE Proxy Card for the 2020 Annual Meeting of Shareholders

RICHMOND, Va. - April 6, 2020 - The Board of Directors (“the Board”) of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the “Company”) today reminded shareholders to take no action in response to Privet Fund Management LLC (“Privet”) and UPG Enterprises, LLC (“UPG”), and to discard any proxy material that Privet and UPG may provide for the 2020 Annual Meeting of Shareholders (the “Annual Meeting”).
Shareholders should NOT sign, return or vote any white proxy card sent to you by Privet, UPG and any of their respective affiliates, even as a “protest vote” as only your latest dated proxy card will count at the annual meeting. The Board urges you to DISCARD all white proxy cards and materials sent to you by Privet and UPG.
The Company will soon be sending shareholders definitive proxy materials and a BLUE proxy card with respect to the Annual Meeting. We strongly urge you to wait for and read the Company’s proxy materials in connection with the Annual Meeting and BLUE proxy card before you cast your vote. We look forward to sharing with you in the coming weeks our views about Synalloy’s business as well as in opposition to the Privet’s and UPG’s nominees and proposals, including:

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Your Board has committed to exploring strategic alternatives with a focus on providing liquidity to shareholders, including through a sale of all or parts of the Company, as soon as the markets stabilize from the current global economic and health crisis

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In the meantime, your Board and management team remain focused on maximizing shareholder value through strategy execution and business stabilization as we navigate economic headwinds and the COVID-19 pandemic

•	After multiple unsuccessful attempts to acquire the Company, Privet has been plotting with UPG to gain control of the Board and business of Synalloy without paying shareholders a control premium

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Synalloy’s Board has made numerous attempts over several years to constructively engage with Privet about the Company’s Board and business. Privet has recently ignored all recent collaborative efforts by the Board to reach a constructive resolution.

The Board urges you to wait for and carefully consider the information contained in the Company’s proxy materials and the BLUE proxy card prior to casting your vote in connection with the Annual Meeting.

•	DO NOT return the white proxy card sent to you by Privet and UPG

•	DO NOT vote by responding to the email solicitations sent to you by Privet and UPG
Should you have any questions, please contact the Company’s proxy solicitor Morrow Sodali:

509 Madison Avenue Suite 1206
New York, NY 10022
Shareholders Call Toll Free: (800) 662-5200
Banks and Brokers Call Collect: (203) 658-9400
Email: SYNL@investor.morrowsodali.com

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders. The Company intends to file a definitive proxy statement and proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s preliminary proxy statement for the 2020 Annual Meeting of Shareholders contains information regarding the direct and indirect interests, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s preliminary proxy statement for the 2020 Annual Meeting of Shareholders, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.synalloy.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2019. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting of Shareholders. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.synalloy.com.

Contact: Dennis Loughran at (804) 822-3266

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